EXHIBIT 99.1

[BIOSOURCE INTERNATIONAL LOGO]                                      Charles Best
                                                         Chief Financial Officer
                                                   BioSource International, Inc.
                                                            chuckb@biosource.com
                                                                  (805) 383-5249




BIOSOURCE INTERNATIONAL, INC. ANNOUNCES 14% INCREASE IN SALES AND $325,000 IN NET INCOME FOR THE SECOND QUARTER 2003

CAMARILLO, CALIF.  - JULY 22, 2003

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the second quarter and six months ended June 30, 2003.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2003:

Net sales for the three months ended June 30, 2003 were a record $11.7 million, an increase of $1.4 million, or 14%, compared to net sales for the three months ended June 30, 2002 and net income for the quarter ended June 30, 2003 was $325,000 compared to net income of $449,000 for the comparable period in 2002.

For the three months ended June 30, 2003, sales of the company's Signaling product lines, grew 33% compared to the comparable prior year quarter, from $1,795,000 to $2,383,000, The Company's sales growth in its Cytokine product lines for the quarter ending June 30, 2003 was 16%, growing from $4,653,000 to $5,413,000, compared to the three months ended June 30, 2002. The Company's sales in its Custom product lines increased 3% compared to the comparable prior year quarter, from $3,844,000 to $3,939,000. Len Hendrickson, the Company's President and CEO noted, "Our sales through the first six months of this year are growing at better than 20% in our combined Signal Transduction and Cytokine product lines, while our custom product line, which represents a mature set of products, grew at a modest 3%."

The Company's revenues benefited by a $631,000 positive impact of foreign exchange for the three months ended June 30, 2003 when compared to the three months ended June 30, 2002.

To better drive growth and focus on key market opportunities the Company has divided its business into three core areas: The Strategic Business Units ("SBU's") of Signal Transduction Products, Cytokine Products, and Custom
Products. Signal Transduction Products consist of the proteins, antibodies, assays and other reagents used to study internal cellular processes. Our phosphospecific antibodies and phosphoELISAs(TM) are included in this SBU. Cytokine Products include the proteins, antibodies, assays and other reagents that are used to study the processes by which cells communicate. Interleukin, growth factor and other biological response modifier products are included in this group. Custom Products include oligonucleotides, custom peptides and antibodies, cell culture and diagnostics and other reagents not specifically categorized.

Mr. Hendrickson, commented, "We continue to make positive strides in our sales growth and have increased profits over the first quarter while aggressively developing new products. In the second quarter of 2003 we introduced 56 new products, which we feel will be good sales drivers for us in the last six months of 2003. Our investment in research and development over the past 18 months has allowed for the introduction of 101 phospho specific antibodies and 24 phopshoELISAs(TM), which have paid off with a revenue growth rate of over 46% for our Signal Transduction Products for the first 6 months this year. In the second quarter, our first phosphoLuminex assays, were introduced, along with several new phosphoELISAs(TM) which continues our market leading efforts in this important signal transduction product line and will contribute to further growth this year."

Gross profit margin was 54% for the three months ended June 30, 2003 and 56% for the three months ended June 30, 2002. Lower margins in our diagnostic product line in Europe and our custom peptide and antibody product lines in the United States accounted for a significant portion of the margin decrease.

Research and development expense for the three months ended June 30, 2003 and 2002 were $1,863,000 and $1,512,000 and represented 16% and 15% of sales, respectively. The increase of $351,000 in research and development expenses for the three months ended June 30, 2003 when compared to the comparable prior year period reflects the Company's incremental investment in additional personnel and materials primarily in the Cytokine and Signal Transduction research areas. This total investment in the Company's research capabilities has resulted in the increased release of higher quality and novel products, which has produced increased sales in both the Cytokine and Signaling product lines.

Selling, marketing and administrative expenses were $3.9 million for the three months ended June 30, 2003 and $3.5 million for the three months ended June 30, 2002 representing 33% and 34% of sales, respectively. G & A expenses were $112,000 lower in the three months ended June 30, 2003 when compared to the three months ended June 20, 3002, due primarily to lower payroll costs and legal fees. Sales and marketing expenses increased $475,000 in the second quarter of 2003, compared to the second quarter of 2002 due primarily to increased payroll costs and increased marketing programs.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2003:

Net sales for the six months ended June 30, 2003 were a record $22.6 million, an increase of $2.6 million, or 13%, compared to net sales for the six months ended June 30, 2002 and net income for the six months ended June 30, 2003 was $427,000 compared to net loss of $2,049,000 for the comparable period in 2002. In the first quarter of 2002, the Company recognized a non-cash charge, net of applicable income taxes of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standard 142, Accounting for Goodwill and Other Intangible Assets. Operating income for the six months ended June 30, 2003 was $609,000 compared to $993,000 for the six months ended June 30, 2002.

The Company's revenues benefited by a $1,182,000 positive impact of foreign exchange for the six months ended June 30, 2003 when compared to the six months ended June 30, 2002.

For the six months ended June 30, 2003, sales of the Company's Signaling product lines, grew 46% compared to the comparable prior year period, from $3,264,000 to $4,780,000. The Company's sales growth in its Cytokine product lines for the six months ending June 30, 2003 was 12%, growing from $9,241000 to $10,325000, compared to the six months ended June 30, 2002. The Company sales in its Custom product lines decreased 1% compared to the comparable prior year period, from $7,568,000 to $7,528,000.

Gross profit margin was 55% for the six months ended June 30, 2003 and 56% for the six months ended June 30, 2002. The Company's margin decreased 1% in part due to the continued investment in production and planning related areas within the Company and incremental increases in its scrap and obsolescence in during the first six months of 2003. Lower margins from our European operations also contributed to this margin reduction.

Research and development expense for the six months ended June 30, 2003 and 2002 were $3,842,000 and $2,805,000 and represented 17% and 14% of sales, respectively. The increase in research and development expenses for the six months ended June 30, 2003 when compared to the comparable prior year period reflects the Company's incremental investment in additional personnel and materials in the cytokine and signal transduction research areas. The Company has made significant investments in its R & D capabilities over the past 18 months. The result of this investment has been the release of significantly more and higher quality novel products, and resulted in increased sales in both the Cytokine and Signaling product lines. Expenditures in R&D for the remainder of 2003 are expected to be less than those in the first six months of 2003.

Selling, marketing and administrative expenses were $7.8 million for the six months ended June 30, 2003 and $7.2 million for the six months ended June 30, 2002, representing 35% and 36% of sales, respectively. The Company continues to manage its SG&A expenses downward as a percentage of sales. In the six months ended June 30, 2003, our G & A expenses for the first six months of 2003 were flat compared to the first six months of 2002. Our sales and marketing expenses for the six months ended June 30, 2003 increased $598,000 when compared to the six months ended June 30, 2003 due primarily to increased personnel costs. The Company anticipates its selling, general and administrative expense to be lower in the last six months of 2003 compared to the first six months of 2003.

The effective tax rate for the six months ending June 30, 2003 is 23%. The Company used an effective tax rate of 10% for the three months ended March 31, 2003. The effective tax rate increased due primarily to an updated forecast of the Company's financial performance for the year ended December 31, 2003, which is an integral part of the effective tax rate calculation. The Company continues to benefit from R & D and other tax credits which when applied to income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates. The Company has elected to utilize the Extraterritorial Income Exclusion ("EIE") federal tax credit, which, along with other tax credits, has reduced its effective tax rate for 2003 to 25%.

The Company will conduct a conference call today, Tuesday, July 22, 2003 at 10:00 A.M. Pacific Time. All interested parties may call (800) 901-5231, reservation number 72737697 to participate in the call. In addition, the Company will be web casting the conference call. You can participate by going to our website at www.biosource.com and entering the investor relations' portion of the website.

                                   ##########

         BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                         JUNE 30,                JUNE 30,
                                   --------------------    --------------------
                                     2003        2002        2003        2002
                                   --------    --------    --------    --------

Net sales ......................   $ 11,734      10,292      22,633      20,073
Cost of sales ..................      5,391       4,548      10,081       8,744
                                   --------    --------    --------    --------
    Gross profit ...............      6,343       5,744      12,552      11,329

Operating expenses:
    Research and development ...      1,863       1,512       3,842       2,805
    Sales and marketing ........      2,488       2,013       4,876       4,278
    General and administrative .      1,359       1,471       2,935       2,932
    Amortization of intangibles         145         160         290         321
                                   --------    --------    --------    --------
        Total operating expenses      5,855       5,156      11,943      10,336
                                   --------    --------    --------    --------
Operating income ...............        488         588         609         993

Interest income, net ...........         16          20          27          61
Other expense, net .............        (63)        (31)        (81)         (1)
                                   --------    --------    --------    --------
Income before income taxes .....        441         577         555       1,053
Income tax expense .............        116         128         128         232
                                   --------    --------    --------    --------
        Income before cumulative
          effect of accounting
          change ...............        325         449         427         821
Cumulative effect of accounting
     change (net of applicable
     income taxes of $1,759) ...       --          --          --        (2,870)
                                   --------    --------    --------    --------
Net income (loss) ..............   $    325         449         427      (2,049)
                                   ========    ========    ========    ========

Net income per share before
    accounting change:
    Basic ......................   $   0.03        0.05        0.05        0.08
                                   ========    ========    ========    ========
    Diluted ....................   $   0.03        0.04        0.04        0.08
                                   ========    ========    ========    ========

Net income (loss) per share:
    Basic ......................   $   0.03        0.05        0.05       (0.21)
                                   ========    ========    ========    ========
    Diluted ....................   $   0.03        0.04        0.04       (0.20)
                                   ========    ========    ========    ========

Shares used to compute per share
    amounts:
    Basic ......................      9,538       9,654       9,441       9,922
                                   ========    ========    ========    ========
    Diluted ....................      9,885      10,101       9,773      10,401
                                   ========    ========    ========    ========

                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                         JUNE 30,   DECEMBER 31,
                                                           2003          2002
                                                         --------      --------

                      ASSETS
Current assets:
   Cash and cash equivalents .......................     $  1,682         5,941
   Accounts receivable, less allowance for
     doubtful accounts of $285 at June 30,
     2003 and $261 at December 31, 2002 ............        7,472         6,157
   Inventories, net ................................       10,091         8,880
   Prepaid expenses and other current assets .......        1,252           538
   Deferred income taxes ...........................        1,873         1,873
                                                         --------      --------
                   Total current assets ............       22,370        23,389

Property and equipment, net ........................        7,010         7,398
Intangible assets net of accumulated
  amortization of $2,945 at June 30, 2003
  and $2,655 at December 31, 2002 ..................        5,785         6,076
Goodwill ...........................................          307           307
Other assets .......................................          556           526
Deferred tax assets ................................        8,810         8,810
                                                         --------      --------
                                                         $ 44,838        46,506
                                                         ========      ========
         LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
   Accounts payable ................................     $  3,257         3,115
   Accrued expenses ................................        2,955         2,910
   Deferred revenue ................................          310           427
   Income tax payable ..............................          781           341
                                                         --------      --------
                   Total current liabilities .......        7,303         6,793
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
     20,000,000 shares: issued and
     outstanding 9,122,913 shares at
     June 30, 2003 and 9,676,931 at
     December 31, 2002 .............................            9            10
Additional paid-in capital .........................       41,297        44,500
Accumulated deficit ................................       (2,955)       (3,382)
Accumulated other comprehensive loss ...............         (816)       (1,415)
                                                         --------      --------
                   Net stockholders' equity ........       37,535        39,713
                                                         --------      --------
                                                         $ 44,838        46,506
                                                         ========      ========